As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-218456

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECH DATA CORPORATION

(Exact Name of Registrant as specified in its charter)

Florida	59-1578329
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida 33760

(727) 539-7429

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles V. Dannewitz

Executive Vice President and Chief Financial Officer

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

(727) 539-7429

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew J. Nussbaum, Esq.

DongJu Song, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (No. 333-218456), as amended (the “Registration Statement”), is being filed to remove from registration all unsold securities of Tech Data Corporation (the “Company” or the “Registrant”) registered under the Registration Statement.

The Company, Tiger Midco, LLC, a Delaware limited liability company (“Parent”), and Tiger Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”) dated as of November 12, 2019, as amended on November 27, 2019 by Amendment No. 1 to the Agreement and Plan of Merger. The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on June 30, 2020 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Florida.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the Company’s undertaking in Part II, Item 17(a)(3) of the Registration Statement, the Company hereby removes from registration any securities registered under the Registration Statement that remained unsold as at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on June 30, 2020.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.

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